CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-94608 on Form N-1A of our report dated November 15, 2022, relating to the financial statements and financial highlights of Zero Coupon 2025 Fund, the fund comprising American Century Target Maturities Trust, appearing in the Annual Report on Form N-CSR of American Century Target Maturities Trust for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
January 26, 2023